                                                                    Exhibit 99.1
                                                                    ------------

                           The Kroger Co. Savings Plan

       Report On Audits Of Financial Statements And Supplemental Schedules

                 For The Years Ended December 31, 2000 and 1999

                           The Kroger Co. Savings Plan
                          Index To Financial Statements
                           December 31, 2000 and 1999


                                                                                 Pages
                                                                                 -----

Report of Independent Accountants                                                   2

Statement of Net Assets Available
  For Plan Benefits at December 31, 2000 and 1999                                   3

Statement of Changes in Net Assets
  Available For Plan Benefits for the years ended
  December 31, 2000 and 1999                                                        4

Notes to Financial Statements                                                     5-8


SUPPLEMENTAL SCHEDULE:

Schedule H, Part IV, Line i - Schedule of Assets Held for Investment
                              Purposes at December 31, 2000                         9

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Administrative Committee of The Kroger Co. Savings Plan

In our opinion, the accompanying statement of net assets available for plan benefits and the related statement of changes in net assets available for plan benefits present fairly, in all material respects, the net assets available for plan benefits of The Kroger Co. Savings Plan (the "Plan") at December 31, 2000 and 1999, and the changes in net assets available for plan benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule referred to in the Index to Financial Statements is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP
Cincinnati, Ohio
June 12, 2001

                           THE KROGER CO. SAVINGS PLAN
               STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
                          at December 31, 2000 and 1999
                            (In thousands of dollars)
                            -------------------------

                                                        2000             1999
                                                     ----------      -----------
Assets

Investments:
   Employer Stock Fund                               $2,044,187       $1,080,905
   Merrill Lynch Equity Index Trust                     165,028          136,422
   Merrill Lynch Basic Value                             27,690           25,569
   Merrill Lynch Global Allocation                       18,085           14,807
   Merrill Lynch International Index Fund                 3,165              -
   Merrill Lynch Fundamental Growth Fund                      1              -
   Merrill Lynch Small Cap Index Fund                     3,712              -
   Van Kampen Emerging Growth                            77,855           70,421
   Van Kampen Emerging Markets                            2,309              -
   Van Kampen American Value Fund                         1,208              -
   Templeton Foreign                                     14,160           13,644
   Fixed Income                                         235,563          141,567
   Participant Loans                                     50,761           28,869
   Temporary Investment Fund                              6,086              650
                                                     ----------       ----------
Total investments                                     2,649,810        1,512,854

Receivables:
   Contributions                                          3,581           10,270
   Interest and dividends                                 1,112              508
   Receivables from plan trustee                        561,499               --
                                                     ----------       ----------

Total assets                                          3,216,002        1,523,632
                                                     ----------       ----------

Liabilities

   Payable for administrative fees                          115              207
                                                     ----------       ----------

Total liabilities                                           115              207
                                                     ----------       ----------

Net assets available for plan benefits               $3,215,887       $1,523,425
                                                     ==========       ==========


                     The accompanying notes are an integral
                        part of the financial statements.

                           THE KROGER CO. SAVINGS PLAN
         STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
                 for the years ended December 31, 2000 and 1999
                            (In thousands of dollars)


                                                      Year Ended
                                                      December 31,
                                                ---------------------------

                                                    2000             1999
                                                -----------     ------------

Additions to net assets attributable to:
Employee contributions                          $    82,941      $    75,244
Employer contributions                                6,998            9,504
Transfer from other trusts                        1,239,788           89,397
                                                -----------      -----------
     Total contributions and transfers            1,329,727          174,145

Investment activity
   Dividends                                         22,298           11,860
   Interest                                          12,168           12,180
   Net (depreciation) appreciation                  410,191         (607,066)
                                                -----------      -----------
Total (reductions) additions                      1,774,384         (408,881)
                                                -----------      -----------

Distributions to participants                        81,135           98,193
Administrative fees                                     787            1,052
                                                -----------      -----------
Total deductions                                     81,922           99,245
                                                -----------      -----------

      Net increase (decrease)                     1,692,462         (508,126)

Net assets available for plan benefits:
   Beginning of year                              1,523,425        2,031,551
                                                -----------      -----------
   End of year                                  $ 3,215,887      $ 1,523,425
                                                -----------      -----------


                     The accompanying notes are an integral
                        part of the financial statements.

                           THE KROGER CO. SAVINGS PLAN
                          NOTES TO FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The following describes the significant policies followed in the preparation of these financial statements.

         INVESTMENTS VALUATION
         Investments in equity securities, mutual funds and collective trusts are valued at fair value (quoted market prices where available) or estimated fair values. Investment contracts are valued at contract value (cost plus accrued interest). Wrapper contracts are valued based on information received from a financially responsible third party.

         PERVASIVENESS OF ESTIMATES
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of net assets available for plan benefits as of the date of the Plan's financial statements and the reported changes in net assets available for plan benefits during the reporting period. Actual results could differ from those estimates.

         OTHER
         Purchases and sales of securities are reflected on a trade date basis. Gains or losses on sales of securities are based on average cost.

         Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned.

         The Plan presents in the statement of changes in net assets available for plan benefits the net appreciation or depreciation in the fair value of its investments which consists of the realized gains or losses and the unrealized appreciation or depreciation on those investments.

         Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lowest of: a) account balance less $2,500; b) 50% of account balance; c) $50,000 less the highest outstanding loan balance over the last 12 months. Loan transactions are treated as a transfer from the investment fund to the Participant Loan Fund. Loan terms range from 1-4 years or up to 6 years for the purchase of a primary residence. The loans are collateralized by the balance in the participant's account and bear interest at a rate of Prime plus 1.5%. The rate is changed quarterly and the Prime rate used for a quarter is the Prime rate on the last business day of the previous quarter. Principal and interest are paid through periodic payroll deductions.

2.       PLAN DESCRIPTION

         The Plan provides for eligible employees of The Kroger Co. and subsidiaries (the "Company") to redirect a portion of their salary/wages, up to limits defined in the Plan, to the investment funds of the Plan at any time.

         Employee contributions to the Plan are limited to the lower of $10,500 or 20% (6% if the participant is a highly compensated employee as defined by the Internal Revenue Service) of the employee's annual compensation during the period in which they are a participant in the Plan, subject to Internal Revenue Service Code limitations.

         At the end of each year, the Company makes a basic matching contribution into the Employer Stock Fund equal to ten percent (10%) of the salary directed by participants to the Employer Stock Fund during the year. A supplemental matching contribution is allocated in proportion to participant contributions directed to all other investment funds. This supplemental contribution is automatically invested in the Employer Stock Fund. The supplemental contribution is based on the annual financial results of the Company and determined annually by the Board of Directors. The supplemental contribution ranges from none to 20% of participant contributions.

                           THE KROGER CO. SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

         In 2000, the Company made a matching contribution but did not make a supplemental contribution. In 1999, the Company made a matching contribution and a supplemental contribution of 6%.

         Each participant's account is credited with the participant's contribution and an allocation of the Company's matching contribution, supplemental contribution (if any), Plan earnings, and other adjustments as defined in the Plan. Allocations are based on participant earnings or account balances as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

         Further information about the Plan, including eligibility, vesting, allocation and benefit provisions, and employer and employee contributions is contained in the Plan and summary plan description. Copies of these documents are available from the Human Resources Department.

3.       TRANSFERS FROM OTHER TRUSTS

         At the end of 2000, the Dillon Companies, Inc. Employees' Stock Ownership and Savings Plan (the Dillon Plan) was merged into the Plan. As such, participant balances of the Dillon Plan, approximately $658 million, were transferred into The Kroger Co. Savings Plan. Additionally $562 million of plan assets were transferred from the Fred Meyer, Inc. 401(k) Savings Plan (the Fred Meyer Plan) on December 29, 2000. These assets were received and held by the Plan trustee at December 31, 2000 in conjunction with the merger of the Fred Meyer Plan into the Plan as of the end of 2000 and the amendment and restatement of the Plan, effective immediately thereafter. As such, at year end, a receivable from the trustee was recorded by the Plan for these assets. On January 2, 2001 these assets were deposited into the Plan by the trustee and were allocated among the various investments. Approximately $20 million of loans that were previously a part of the Fred Meyer Plan were transferred into the Plan on December 31, 2000.

         During 1999, assets for the account of certain employees of wholly-owned subsidiaries of The Kroger Co. that had been held in other savings plans were transferred to the Plan. As such, approximately $89 million was transferred into the Plan in 1999.

4.       INVESTMENT CONTRACTS

         The Plan's Fixed Income Fund contains various investment contracts which are fully benefit-responsive. A fully benefit-responsive investment provides a liquidity guarantee by a financially responsible third party of principal and previously accrued interest for liquidations, transfers, loans, or withdrawals initiated by Plan participants under the terms of the ongoing Plan. Certain employer initiated events (i.e., lay-offs, mergers, bankruptcy, Plan termination) are not eligible for the liquidity guarantee.

         The following information is presented in the aggregate for the investment contracts:

                                                  2000           1999
                                              ------------    ---------
         Fair value                             $240,741       $139,487
         Crediting interest rates             5.2% to 8.5%    5.2% to 7.2%
         Average yield                            6.9%            6.6%

         The crediting interest rates for the investment contracts are based upon the contract rate or a predetermined formula which factors in duration, market value and book value of the investment. Certain of the crediting rates are adjusted quarterly. The minimum crediting interest rate for these investments is zero.

         The fair value of the investment contracts is calculated as the aggregate present value of the underlying cash flows using interest rates quoted for securities with similar duration and credit risk.

                           THE KROGER CO. SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED

5.       TAX STATUS

         The Plan obtained its latest determination letter in March 1999, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.

         Participant contributions and earnings of the Plan are not subject to federal income tax until distribution, at which time they are taxable to the recipient.

6.       NON PARTICIPANT-DIRECTED INVESTMENTS

         Investments in the Employer Stock Fund are generated from participant-directed contributions, the Company's basic matching contribution, and the Company's supplemental matching contribution. Employee and employer amounts included in the Employer Stock Fund cannot be separately determined. Accordingly, the investments in the Employer Stock Fund are considered non participant-directed for disclosure purposes.

         The information about the net assets and the significant components of the changes in net assets relating to the non participant-directed investments in the Employer Stock Fund is as follows:


                                                                     Investments:
                                                                    At December 31,
                                                        -------------------------------------
                                                               2000                1999
                                                        ----------------      ---------------
                      Employer Stock Fund                $     2,044,187      $     1,080,905
                                                         ================     ===============


                                                                      Years Ended
                                                                      December 31,
                                                         ------------------------------------
                                                               2000                 1999
                                                         ---------------      ---------------
              Change in Net Assets in the
                  Employer Stock Fund:
                      Employee contributions             $        52,264      $        50,787
                      Employer contributions                       9,513                6,493
                      Transfer from other trusts                 526,419                9,975
                      Interest                                     2,221                1,931
                      Net appreciation (depreciation)            454,672             (663,689)
                      Distributions to participants              (43,919)             (58,717)
                      Administrative expenses                       (224)                (261)
                      Transfers (to) from other funds            (37,664)              98,245
                                                         ----------------     ---------------
                                                         $       963,282      $      (555,236)
                                                         =================    ================

                           THE KROGER CO. SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS - CONTINUED


7.       INVESTMENTS

         During 2000 and 1999, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $410,191 during 2000 and depreciated in value by $607,066 during 1999, as follows:


                                                                  2000                1999
                                                            ------------------ --------------------

Employer Stock Fund                                          $     454,672      $     (663,689)
Merrill Lynch Equity Index Trust                                   (12,765)             23,640
Merrill Lynch Basic Value                                           (3,762)                224
Merrill Lynch Global Allocation                                       (998)                739
Merrill Lynch International Index Fund                                 (49)                 --
Merrill Lynch Small Cap Index Fund                                     (19)                 --
Van Kampen Emerging Growth                                         (25,256)                 --
Van Kampen Emerging Markets                                           (446)             28,581
Van Kampen American Value Fund                                        (116)                 --
Templeton Foreign                                                   (1,070)              3,439
                                                             ----------------   -----------------
                                                             $     410,191      $     (607,066)
                                                             ================   =================

                           THE KROGER CO. SAVINGS PLAN
  SCHEDULE H, Part IV Line i - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                              at December 31, 2000
                            (In thousands of dollars)
                            -------------------------


                                                             (c)
                      (b)                    Description of investment, Including
         Identity of Issue, Borrower,          Maturity Date, Rate of Interest,               (d)                   (e)
 (a)        Lessor or Similar Party           Collateral, Par or Maturity Value               Cost             Current Value
------- -------------------------------- --------------------------------------------- ------------------- ----------------------
  *     Employer Stock Fund              The Kroger Co. common shares                        $  576,801           $2,044,187

  *     Merrill Lynch                    Equity Index Fund                                      114,220              165,028
                                         Basic Value Fund                                        29,458               27,690
                                         Global Allocation Fund                                  19,431               18,085
                                         International Index Fund                                 3,425                3,165
                                         Fundamental Growth Fund                                      1                    1
                                         Small Cap Index Fund                                     3,843                3,712

        Van Kampen                       Emerging Growth Fund                                    75,987               77,855
                                         Emerging Markets Fund                                    3,079                2,309
                                         American Value Fund                                      1,348                1,208

        Templeton                        Foreign Fund                                            13,593               14,160

        Fixed Income Fund                Guaranteed Investment
                                         Contracts(GICs)(Variable maturities;
                                         interest rates from 6.6% to 6.8%)                       32,884               32,884
                                         Synthetic GICs (Maturities ranging from
                                         July 2001 to December 2045; interest
                                         rates from 5.2% to 8.5%)                               202,679              207,857
                                         Wrapper Contracts for
                                         synthetic GICs                                              --               (5,178)
                                                                                         --------------      ---------------
                                                                  Total Fixed Income            235,563              235,563

        Participant Loans                Loans to Participants
                                         (Maturities from 1-6 years;
                                         interest rates of Prime plus
                                         1.5%)                                                       --               50,761

        Temporary Investment Fund        Temporary Cash Investments                               6,086                6,086
                                                                                         --------------      ---------------

        TOTAL                                                                                $1,082,835           $2,649,810
                                                                                         ==============      ===============


* Denotes party-in-interest.

                             DILLON COMPANIES, INC.
                   EMPLOYEES' STOCK OWNERSHIP AND SAVINGS PLAN

                              FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                             DILLON COMPANIES, INC.
                   EMPLOYEES' STOCK OWNERSHIP AND SAVINGS PLAN
                          Index to Financial Statements
                           December 31, 2000 and 1999


                                                                              Pages

Report of Independent Accountants                                               2

Statement of Net Assets Available
  For Plan Benefits at December 31, 2000 and 1999                               3

Statement of Changes in Net Assets
  Available For Plan Benefits for
  the years ended December 31, 2000 and 1999                                    4

Notes to Financial Statements                                               5 - 7


SUPPLEMENTAL SCHEDULES:

Schedule H, Part IV, Line i - Schedule of Assets Held for Investment
                              at December 31, 2000                              8

Schedule H, Part IV, Line j - Schedule of Reportable Transactions               9

                        REPORT OF INDEPENDENT ACCOUNTANTS
                        ---------------------------------

To the Trust Committee
Dillon Companies, Inc.
  Employees' Stock Ownership and Savings Plan

In our opinion, the accompanying statement of net assets available for plan benefits and the related statement of changes in net assets available for plan benefits present fairly, in all material respects, the net assets available for plan benefits of Dillon Companies, Inc. Employees' Stock Ownership and Savings Plan (the "Plan") at December 31, 2000 and 1999, and the changes in net assets available for plan benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules referred to in the Index to Financial Statements are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP
Cincinnati, Ohio
June 12, 2001

                             DILLON COMPANIES, INC.
                   EMPLOYEES' STOCK OWNERSHIP AND SAVINGS PLAN

                             Statement of Net Assets
                           Available for Plan Benefits

                          At December 31, 2000 and 1999


Assets                                                 2000              1999
------                                             ------------      ------------

   Temporary Investment Fund                       $    330,946      $  2,954,492

   Fixed Income                                            --          68,692,353

   The Kroger Co. common stock                             --         378,176,896

   Trust funds managed by:

      Sanford C. Bernstein & Co.                           --          21,699,098

      State Street Global Advisors Index Fund              --          36,223,166
                                                   ------------      ------------
         Total assets                                   330,946       507,746,005

Liabilities
-----------

   Accounts payable                                          --           200,795
                                                   ------------      ------------
Net assets available for plan benefits             $    330,946      $507,545,210
                                                   ============      ============





The accompanying notes are an integral part of the financial statements.

                             DILLON COMPANIES, INC.
                   EMPLOYEES' STOCK OWNERSHIP AND SAVINGS PLAN

                       Statement of Changes in Net Assets
                           Available for Plan Benefits

                 For the Years Ended December 31, 2000 and 1999


Additions to (reductions in) net assets attributable to:                        2000                     1999
                                                                          ----------------         -----------------
       Employee Contributions                                             $    23,787,901         $       26,759,713

       Employer Contributions                                                          --                  2,933,393

       Transfer to other trusts                                              (657,839,144)               (78,196,732)
                                                                          ---------------          -----------------

          Total contributions and transfers                                  (634,051,243)               (48,503,626)

Investment Activity

       Dividends and Interest                                                   5,739,209                  5,953,990

       Net appreciation (depreciation)                                        153,078,156               (214,427,197)
                                                                          ---------------          -----------------

          Total additions (reductions)                                       (475,233,878)              (256,976,833)
                                                                          ---------------          -----------------


Distributions to participants                                                  31,856,604                 41,062,823
                                                                          ---------------          -----------------

Administrative fees                                                               123,782                     84,476
                                                                          ---------------          -----------------

           Total deductions                                                    31,980,386                 41,147,299
                                                                          ---------------          -----------------

           Net increase (decrease)                                           (507,214,264)              (298,124,132)

Net assets available for plan benefits:

       Beginning of year                                                      507,545,210                805,669,342
                                                                          ---------------          -----------------
       End of year                                                        $       330,946              $ 507,545,210
                                                                          ===============          =================


The accompanying notes are an integral part of the financial statements.

                             DILLON COMPANIES, INC.
                   EMPLOYEES' STOCK OWNERSHIP AND SAVINGS PLAN

                          Notes to Financial Statements
                           December 31, 2000 and 1999


1)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
       The accompanying financial statements have been prepared on an accrual basis and present the net assets available for plan benefits and changes in those net assets based on fair value (quoted market prices where available). Fixed income investments are valued at contract value (cost plus accrued interest). Purchases and sales of The Kroger Co. common stock are recorded on a trade date basis. The Dillon Companies, Inc. Employees' Stock Ownership and Savings Plan (the Plan) presents in the statement of changes in net assets the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

2) DESCRIPTION OF DILLON COMPANIES, INC. EMPLOYEES' STOCK OWNERSHIP AND SAVINGS PLAN
       Employees of Dillon Companies, Inc. (the Company) and its subsidiaries with one year of service and who have attained age 21 are eligible to become a participant on January 1 or July 1 following completion of eligibility requirements.

       The Plan provides for eligible employees to redirect a portion of their salary, up to limits defined in the Plan, to the investment funds of the Plan at any time.

       The investment balance of all participants in the Plan is fully vested at all times and is not subject to forfeiture or cancellation under any circumstances. Plan assets are for participants only and may never revert to the employer.

       Plan income and expenses for each period are allocated to the participants' accounts in the ratio that the balance in the account of each participant bears to the balance of all the participants' accounts immediately before the allocation.

       All distributions to participants are in cash or in whole shares of The Kroger Co. common stock (cash is paid for fractional shares). Participants and beneficiaries individually exercise voting rights on the shares of The Kroger Co. common stock allocated to their account.

       Under the 401(k) salary reduction provision, Plan participants may make an election to have the Company contribute to the Plan on their behalf from 2% to 20% of the qualifying compensation that would otherwise be payable to them for the Plan year.

       A basic matching employer contribution is allocated to participants of the Employer Stock Fund equal to ten percent (10%) of salaries directed by participants to this fund. A supplemental employer contribution is allocated in proportion to all participants' salaries directed to all investments. The supplemental contribution is based on the annual financial results of The Kroger Co. and determined annually by the Board of Directors.

       The Company has discontinued contributions to the ESOP portion of the Plan and has no present intentions to resume such contributions.

       Further information about the Plan, including vesting, allocation and benefit provisions, and employer and employee contributions is contained in the Plan and summary plan description. Copies of these documents are available from the Company's Human Resources Department.

                             DILLON COMPANIES, INC.
                  EMPLOYEES' STOCK OWNERSHIP AND SAVINGS PLAN

                    Notes to Financial Statements, Continued
                           December 31, 2000 and 1999


3)     TRANSFERS TO OTHER TRUSTS
       During 1999, assets for the account of certain employees of wholly-owned subsidiaries of The Kroger Co., that had been held in other savings plans were transferred to The Kroger Co. Savings Plan. As such, approximately $78 million was transferred out of the Plan in 1999.

       At the end of 2000, the Plan was merged into The Kroger Co. Savings Plan. As such, participant balances of approximately $658 million were transferred out of the Trust. The remaining $330,946 was kept in the Temporary Investment Fund and was transferred to the Kroger Plan subsequent to the end of 2000.

4)     FIXED INCOME INVESTMENTS
       All of the Plan's fixed income investments are fully benefit-responsive. A fully benefit-responsive investment provides a liquidity guarantee by a financially responsible third party of principal and previously accrued interest for liquidations, transfers, loans, or withdrawals initiated by plan participants under the terms of the ongoing Plan. Certain employer initiated events (i.e. lay-offs, mergers, bankruptcy, plan termination) are not eligible for the liquidity guarantee.

The following information is presented in the aggregate for the fixed income investments:

                                                2000             1999
                                                -----         -----------
                               Fair Value        --           $70,698,625
                               Average Yield    6.90%            7.80%

       The fair value of the fixed investments is calculated as the aggregate present value of the underlying cash flows using interest rates quoted for securities with similar duration and credit risk.

5)     TAX STATUS
       The Internal Revenue Service has issued a determination letter to the Plan that the requirements for a qualified plan under Section 401(a) of the Internal Revenue Code have been met and the Plan is exempt from federal and state income taxes.

6)     PRIORITIES UPON TERMINATION OF THE PLAN
       It is the intent of the Company to continue the Plan (or the successor thereto) indefinitely; however, the Company reserves the right to terminate the Plan (or the successor thereto) at any time.

       In the event of termination of the Plan (or the successor thereto), the Trustees shall continue to administer the Plan (or the successor thereto) in accordance with the provisions of the Plan (or the successor thereto) until all obligations have been discharged or satisfied.

7)     USE OF ESTIMATES
       The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of net assets available for plan benefits as of the date of the Plan's financial statements and the reported changes in net assets available for plan benefits during the reporting period. Actual results could differ from those estimates.

                             DILLON COMPANIES, INC.
                   EMPLOYEES' STOCK OWNERSHIP AND SAVINGS PLAN

                    Notes to Financial Statements, Continued

                           December 31, 2000 and 1999


8)     NONPARTICIPANT-DIRECTED INVESTMENTS
       Information about the net assets and the significant components of the changes in net assets relating to the nonparticipant-directed investments is as follows :

       Net Assets                          2000                  1999
       ----------                         ------             -------------
          The Kroger Co. common stock     $ --               $ 378,176,896
                                          ======             =============


       Changes in Net Assets
       ---------------------
                  Contributions                                          $     16,133,384        $      20,569,936
                  Net appreciation (depreciation)                             162,847,661             (223,185,255)
                  Benefits paid to participants                               (24,533,332)             (28,613,716)
                  Transfers in (out) within trust                              (6,206,966)              16,077,288
                  Transfers to another trust                                 (526,417,643)             (61,585,320)
                                                                         ----------------        -----------------
                                                                         $   (378,176,896)       $     276,737,067
                                                                         ================        =================


9)     INVESTMENTS
       During 2000 and 1999 the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $153,078,156 during 2000 and depreciated in value by $214,427,197 during 1999 as follows:

                                       2000                      1999
                                 ----------------        ------------------

Employer Stock Fund              $    162,847,661        $    (223,185,255)
Mutual Funds                           (9,769,505)               8,758,058
                                 -----------------       ------------------
                                 $    153,078,156        $    (214,427,197)
                                 =================       ==================

                             DILLON COMPANIES, INC.
                   EMPLOYEES' STOCK OWNERSHIP AND SAVINGS PLAN
      SCHEDULE H, PART IV, LINE i - SCHEDULE OF ASSETS HELD FOR INVESTMENT
                              at December 31, 2000


 (a)                  (b)                                    (c)                              (d)                   (e)
         Identity of Issue, Borrower,       Description of investment, Including              Cost             Current Value
            Lessor or Similar Party     Maturity Date, Rate of Interest, Collateral,
                                                    Par or Maturity Value
------- ------------------------------------------------------------------------------ ------------------- ----------------------

        Temporary Investment Fund       Temporary Cash Investments                       $      330,946      $       330,946
                                                                                         ================    ===============

                             DILLON COMPANIES, INC.
                  EMPLOYEES' STOCK OWNERSHIP AND SAVINGS PLAN
       SCHEDULE H, PART IV, LINE j - SCHEDULE OF REPORTABLE TRANSACTIONS
                      for the year ended December 31, 2000



     (a)             (b)           (c)       (d)       (e)            (f)               (g)                (h)               (i)

 Identity of     Description    Purchase   Selling    Lease     Expense Incurred    Cost of Asset    Current Value of    Net Gain or
Party Involved     of Asset       Price     Price     Rental    with Transaction                        Asset on           (Loss)
                                                                                                     Transaction Date
--------------   -----------    --------   -------    ------    ----------------    -------------    ----------------    -----------
State Street
Global Issues    Trust
Index Fund       Investment        --    $36,703,778    --             --           $36,703,778        $36,703,778           --

Merrill Lynch    Equity Index $36,703,778     --        --             --           $36,703,778        $36,703,778           --


FRED MEYER, INC. 401(K) SAVINGS
PLAN FOR COLLECTIVE BARGAINING
UNIT EMPLOYEES
REPORT AND FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD
FROM JULY 1, 1999 THROUGH DECEMBER 31, 1999

FRED MEYER, INC. 401(K) SAVINGS PLAN FOR COLLECTIVE
BARGAINING UNIT EMPLOYEES

TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
Report of Independent Accountants .................................  1

Financial Statements:
   Statements of Net Assets Available for Benefits at
      December 31, 2000 and 1999 ..................................  3
   Statements of Changes in Net Assets Available for Benefits
      For the Year Ended December 31, 2000 and the
      Period from July 1, 1999 through December 31, 1999 ..........  4

   Notes to the Financial Statements ..............................  5

Supplemental Schedule:*
   Schedule H, line 4i - Schedule of Assets (Held at end of year)
      as of December 31, 2000 ..................................... 10

* Other schedules required by Section 2520.103-10 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

                     REPORT OF INDEPENDENT ACCOUNTANTS

To the Participants and Administrator of the Fred Meyer, Inc. 401(k) Savings Plan for Collective Bargaining Unit Employees

We have audited the accompanying statements of net assets available for benefits (modified cash basis) of the Fred Meyer, Inc. 401(k) Savings Plan for Collective Bargaining Unit Employees (the Plan) as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits (modified cash basis) for the year ended December 31, 2000 and the period from July 1, 1999 through December 31, 1999. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 2, these financial statements were prepared on a modified cash basis of accounting, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2000 and 1999, and the changes in net assets available for benefits for the year ended December 31, 2000 and the period from July 1, 1999 through December 31, 1999, on the basis of accounting described in Note 2.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule (modified cash basis) of reportable transactions is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



/s/ PricewaterhouseCoopers LLP

June 22, 2001

FRED MEYER, INC. 401(K) SAVINGS PLAN FOR COLLECTIVE
BARGAINING UNIT EMPLOYEES
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2000 AND 1999

                                             2000             1999
                                             ----             ----
               ASSETS
Investments (Note 3)                     $   596,292      $41,338,502
Cash                                      45,846,619              --
Participant loans                          2,232,708        1,917,613
                                         -----------      -----------
    Net assets available for benefits    $48,675,619      $43,256,115
                                         ===========      ===========


The accompanying notes are an integral part of the financial statements.

FRED MEYER, INC. 401(K) SAVINGS PLAN FOR COLLECTIVE
BARGAINING UNIT EMPLOYEES
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD FROM JULY 1, 1999 THROUGH DECEMBER 31, 1999

                                                                              2000                 1999
                                                                              ----                 ----
Additions:
  Assets transferred from predecessor benefit plans (Note 1):
    Transferred assets                                                    $         --         $36,488,661
    Transferred loans (net of forfeitures)                                          --           1,872,704
                                                                          ------------         -----------
                                                                                    --          38,361,365
                                                                          ------------         -----------
  Investment income:
    Net appreciation (depreciation) in fair value
      of investments                                                        (1,830,902)          2,101,724
    Interest and dividends                                                   2,415,631             872,546
                                                                          ------------         -----------
    Net investment income                                                      584,729           2,974,270
                                                                          ------------         -----------
  Contributions:
    Participant                                                              9,352,606           3,241,763
                                                                          ------------         -----------
    Total additions                                                          9,937,335          44,577,398
                                                                          ------------         -----------
Deductions:
  Administrative fees                                                           10,450               2,850
  Benefit payments to participants                                           4,507,381           1,318,433
                                                                          ------------         -----------
    Total deductions                                                         4,517,831           1,321,283
                                                                          ------------         -----------
    Net increase (decrease) in net assets available for benefits             5,419,504          43,256,115
Net assets available for benefits, beginning of period                      43,256,115                  --
                                                                          ------------         -----------
Net assets available for benefits, end of period                          $ 48,675,619         $43,256,115
                                                                          ============         ===========

    The accompanying notes are an integral part of the financial statements.

FRED MEYER, INC. 401(K) SAVINGS PLAN FOR COLLECTIVE
BARGAINING UNIT EMPLOYEES
NOTES TO THE FINANCIAL STATEMENTS

1. DESCRIPTION OF THE PLAN

   The following description of the Fred Meyer, Inc. 401(k) Savings Plan for Collective Bargaining Unit Employees (the Plan) is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

   GENERAL

   The Plan is sponsored by Fred Meyer, Inc. (a wholly-owned subsidiary of The Kroger Co.), a Delaware corporation, and its wholly-owned subsidiaries (collectively, the Company). The Plan is a defined contribution plan covering all employees of the Company who are 21 years of age and older, are covered by a collective bargaining agreement and have completed one year of service. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

   On July 1, 1999, certain assets of collective bargaining unit employees participating in Smith's Food and Drug 401(k) Savings Plan were transferred to the Plan due to the merger between Fred Meyer, Inc. and Smith's Food & Drug Centers, Inc.

   CONTRIBUTIONS

   Contributions to the Plan consist of contributions made by eligible employees to a trust. Each year participants may contribute to the Plan up to a maximum of 18% of their pretax annual compensation.

   Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans subject to approval by the Administrative Committee. Participants direct the investment of their contributions into various investment options offered by the Plan. Contributions are subject to certain limitations.

   PARTICIPANT ACCOUNTS

   Each participant's account is credited with the participant's contribution and an allocation of Plan earnings or losses. Allocations are based on participant earnings/losses or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

   VESTING

   All accounts of a participant are fully vested at all times.

FRED MEYER, INC. 401(K) SAVINGS PLAN FOR COLLECTIVE
BARGAINING UNIT EMPLOYEES
NOTES TO FINANCIAL STATEMENTS, CONTINUED

1. DESCRIPTION OF THE PLAN (CONTINUED)

   PARTICIPANT LOANS

   Participants may borrow from their account from a minimum of $1,000 up to a maximum of $50,000 or 50% of their account balance, whichever is less. The loans are secured by the balance in the participant's account and bear interest at rates that range from 6% to 11%, which are commensurate with local prevailing rates as determined quarterly by the Plan administrator. Principal and interest is paid ratably through monthly payroll deductions.

   INVESTMENT OPTIONS

   The Plan's investment options are comprised of The Kroger Co.'s common stock and ten T. Rowe Price mutual and trust funds - Blue Chip Growth Fund, Equity Income Fund, Summit Cash Reserve Fund, Balanced Fund, Small Cap Stock Fund, Mid Cap Growth Fund, Bond Indexed Trust, International Stock Fund, Equity Index Trust and Blended Summit Cash Reserves Fund. The investment strategies of these funds are as follows:

   Blue Chip Growth Fund (BCG) - The fund's investment objective is to provide long-term capital growth. Income is a secondary objective.

   Equity Income Fund (EIF) - The fund's investment objective is to provide substantial dividend income as well as long-term capital appreciation through investments in common stocks of established companies.

   Summit Cash Reserves Fund (SCR) - The fund seeks to provide preservation of capital, liquidity, and, consistent with these, the highest possible current income.

   Balanced Fund (BAL) - The fund's investment objective is to provide capital appreciation, current income and preservation of capital through a portfolio of stocks and fixed income securities.

   Small Cap Stock Fund (SCS) - The fund's investment objective is to provide long-term capital growth by investing primarily in stocks of small companies.

   Mid Cap Growth Fund (MCG) - The fund's investment objective is to provide long-term capital appreciation by investing in mid cap stocks offering the potential for above average earnings growth.

   Bond Indexed Trust (BIT) - The investment objective of the trust is to track returns associated with government bonds.

   International Stock Fund (ISF) - The fund's investment objective is long-term growth of capital through investments primarily in common stocks of established, non-U.S. companies.

FRED MEYER, INC. 401(K) SAVINGS PLAN FOR COLLECTIVE
BARGAINING UNIT EMPLOYEES
NOTES TO FINANCIAL STATEMENTS, CONTINUED

1. DESCRIPTION OF THE PLAN (CONTINUED)

   INVESTMENT OPTIONS (CONTINUED)

   Equity Index Trust (EIT) - The fund's investment objective is to match the performance of the Standard & Poor's 500 Stock Index (S&P 500). The S&P 500 is made up of primarily large capitalization companies that represent a broad spectrum of the U.S. economy and about 70% of the U.S. stock market's total capitalization.

   Blended Summit Cash Reserves Fund (FMSCR) - The fund's investment objective is the preservation of capital, and liquidity and, consistent with these, the highest possible current income.

   As of December 31, 2000, assets were held as cash and The Kroger Co. common stock in order to transfer them to the new Plan trustee, Merrill Lynch
   (see Note 6).

   PAYMENT OF BENEFITS

   Participants are entitled to the benefit that could be provided by their contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to their accounts. All retirement (normal retirement age is 65), disability, and beneficiary death benefits are paid in a lump sum or in a partial lump sum. Death benefits are paid to beneficiaries in a lump sum.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   BASIS OF ACCOUNTING

   The financial statements of the Plan were prepared using the modified cash basis of accounting, which is the equivalent of the accrual basis except that certain income receivable, contributions receivable and other accruals are not recorded. This practice is not in accordance with accounting principles generally accepted in the United States of America, but is permitted under ERISA.

   USE OF ESTIMATES

   The preparation of financial statements in conformity with the modified cash basis of accounting requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

   INVESTMENT VALUATION AND INCOME RECOGNITION

   The Plan's investments are stated at fair value. Quoted market prices are used to value investments. Shares of mutual funds are valued at the net asset value of shares held by the Plan at year-end. Purchases and sales of securities are recorded on a trade-date basis. Interest income and dividend income are recorded on the date received by the Plan.

   PAYMENT OF BENEFITS

   Benefits are recorded when paid.

FRED MEYER, INC. 401(K) SAVINGS PLAN FOR COLLECTIVE
BARGAINING UNIT EMPLOYEES
NOTES TO FINANCIAL STATEMENTS, CONTINUED

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   FEES AND EXPENSES

   The Plan provides that the Company will pay the administrative costs and expenses of the Plan including the trustee and management fees. Such costs not paid by the Company are paid from Plan assets.

3. INVESTMENTS

   The Plan's assets held for investment purposes at December 31 are presented in the following table:

                                                                         2000               1999
                                                                         ----               ----
     The Kroger Co. common stock, 21,799 shares and 7,620 shares
       in 2000 and 1999 respectively                                  $  596,292        $   143,825
     T. Rowe Price Blue Chip Growth Fund, 522,562 shares                      --         18,989,927 *
     T. Rowe Price Equity Income Fund, 8,722 shares                           --            216,399
     T. Rowe Price Summit Cash Reserves, 3,833,543 shares                     --          3,833,543 *
     T. Rowe Price Balanced Fund, 308,473 shares                              --          6,073,836 *
     T. Rowe Price Small Cap Stock Fund, 2,013 shares                         --             45,904
     T. Rowe Price Mid Cap Growth Fund, 141,776 shares                        --          5,689,465 *
     T. Rowe Price Bond Indexed Trust, 232,282 shares                         --          3,533,014 *
     T. Rowe Price International Stock Fund, 93,302 shares                    --          1,775,546
     T. Rowe Price Equity Index Trust, 26,915 shares                          --          1,037,043
     Participant loans                                                $2,282,708          1,917,613
                                                                      ----------        -----------
         Total assets held for investment purposes                    $2,829,000        $43,256,115
                                                                      ==========        ===========

     * Represents 5% or more of net assets available for benefits.

   During the year ended December 31, 2000 and the period from July 1, 1999 through December 31, 1999, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value by ($1,830,902) and $2,101,724, respectively, as follows:

                                   2000               1999
                                   ----               ----
     Mutual funds               $(2,014,329)      $2,084,801
     Common stock                   183,427           16,923
                                -----------       ----------
                                $(1,830,902)      $2,101,724
                                ===========       ==========

FRED MEYER, INC. 401(K) SAVINGS PLAN FOR COLLECTIVE
BARGAINING UNIT EMPLOYEES
NOTES TO FINANCIAL STATEMENTS, CONTINUED

4. RELATED PARTY TRANSACTIONS

   Certain Plan investments are shares of mutual funds managed by T. Rowe Price.
   T. Rowe Price is the trustee and recordkeeper as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. Fees paid by the Plan for the investment management and recordkeeping services amounted to $10,450 and $2,850 for the year ended December 31, 2000 and the period from July 1, 1999 through December 31, 1999, respectively.

5. TAX STATUS

   The Plan obtained its latest determination letter on April 21, 1998, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code
   (IRC). The Plan had been amended since receiving the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan was designed and was operated in compliance with the applicable requirements of the IRC.

6. SUBSEQUENT EVENTS

   The Administrative Committee of the Plan voted to rename the Plan The Kroger Co. Savings Plan for Bargaining Unit Associates and change the Plan trustee and recordkeeper to Merrill Lynch, effective January 1, 2001. Accordingly, the Plan trustee converted invested assets to cash on December 29, 2000 to facilitate the transfer of Plan assets to Merrill Lynch on January 2, 2001.

   On January 1, 2001, certain participants were transferred to the Kroger Co. Savings Plan. Cash and investments of $22,529,983 and participant loans of $1,579,161 were transferred on January 2, 2001.

FRED MEYER, INC. 401(K) SAVINGS PLAN FOR COLLECTIVE
BARGAINING UNIT EMPLOYEES
SCHEDULE H, LINE 41, - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2000

                                                                 (c)
                                                       Description of investment,
                         (b)                         including maturity date, rate                       (c)
                  Identity of issue,                of interest, collateral, par or        (d)         Current
  (a)      borrower, lessor, or similar party               maturity value                Cost**        value
  ---      ----------------------------------       -------------------------------       ------      ----------
   *       The Kroger Co.                           Company Stock                         $   --      $  596,292
   *       Participant loans                        Interest rates from 8.25% to 10.00%
                                                      due from January 2001 to May 2025       --       2,232,708

*   Represents party-in-interests.
** Historical cost has not been presented as all investments are participant directed.

Fred Meyer, Inc. 401(k)
Savings Plan
Report and Financial Statements
For the Period From April 1, 2000 through
December 31, 2000 and the Year Ended
March 31, 2000

FRED MEYER, INC. 401(K) SAVINGS PLAN
TABLE OF CONTENTS

                                                                           PAGE

Report of Independent Accountants .......................................   1

Financial Statements:
   Statements of Net Assets Available for Benefits at
      December 31, 2000 and March 31, 2000 ..............................   3

   Statements of Changes in Net Assets Available for Benefits
      For the Period From April 1, 2000 through December 31, 2000
      and the Year Ended March 31, 2000 .................................   4

   Notes to Financial Statements ........................................   5

   Other schedules required by Section 2520.103-10 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Participants and Administrator of the Fred Meyer, Inc. 401(k) Savings Plan

We have audited the accompanying statements of net assets available for benefits (modified cash basis) of the Fred Meyer, Inc. 401(k) Savings Plan (the Plan) as of December 31, 2000 and March 31, 2000, and the related statements of changes in net assets available for benefits (modified cash basis) for the period from April 1, 2000 through December 31, 2000 and the year ended March 31, 2000. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 2, these financial statements were prepared on a modified cash basis of accounting, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2000 and March 31, 2000, and the changes in net assets available for benefits for the period from April 1, 2000 through December 31, 2000 and the year ended March 31, 2000, on the basis of accounting described in Note 2.

As further discussed in Note 1 to the financial statements, the Plan was merged into The Kroger Co. Savings Plan at the end of the Plan year. Plan assets were transferred on December 29, 2000, the final business day of the Plan year.

/s/ PricewaterhouseCoopers LLP

June 22, 2001

FRED MEYER, INC. 401(K) SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2000 AND MARCH 31, 2000




                                                DECEMBER 31,       MARCH 31,
                                                   2000              2000
                                                ------------       ---------
                       ASSETS

Investments (Note 3)                               $ --          $553,133,672
Participant loans                                    --            12,633,431
Cash                                                 --                10,091
                                                   ----          ------------
    Net assets available for benefits              $ --          $565,777,194
                                                   ====          ============























    The accompanying notes are an integral part of the financial statements.

FRED MEYER, INC. 401(K) SAVINGS PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE PERIOD FROM APRIL 1, 2000 THROUGH DECEMBER 31, 2000 AND THE YEAR ENDED MARCH 31, 2000


                                                                           DECEMBER 31,             MARCH 31,
                                                                               2000                   2000
                                                                          -------------           ------------
Additions:
  Assets transferred from predecessor benefit plans (Note 1):
    Transferred assets                                                    $  40,361,437           $472,841,219
    Transferred loans                                                         1,512,171              2,808,255
                                                                          -------------           ------------
    Total transfers                                                          41,873,608            475,649,474
                                                                          -------------           ------------
  Investment income:
    Net appreciation (depreciation) in fair value of investments
     (Note 3)                                                               (37,164,441)            53,722,859
    Interest and dividends                                                   25,491,227             19,048,368
                                                                          -------------           ------------
    Net investment income (loss)                                            (11,673,214)            72,771,227
                                                                          -------------           ------------
  Contributions:
    Employee contributions                                                   28,613,338             36,919,147
    Employer contributions                                                   14,131,395             18,184,839
                                                                          -------------           ------------
    Total contributions                                                      42,744,733             55,103,986
                                                                          -------------           ------------
    Total additions                                                          72,945,127            603,524,687
                                                                          -------------           ------------

Deductions:
  Benefit payments to participants                                           58,465,629             37,648,576
  Administrative expenses (Note 4)                                              190,839                 98,917
  Assets transferred to The Kroger Co. 401(k) Plan (Note 1):
    Transferred assets                                                      561,423,430                     --
    Transferred loans                                                        18,642,423                     --
                                                                          -------------           ------------
    Total deductions                                                        638,722,321             37,747,493
                                                                          -------------           ------------
    Net increase (decrease) in net assets available for benefits           (565,777,194)           565,777,194
Net assets available for benefits, beginning of period                      565,777,194                     --
                                                                          -------------           ------------
Net assets available for benefits, end of period                          $          --           $565,777,194
                                                                          =============           ============






    The accompanying notes are an integral part of the financial statements.

FRED MEYER, INC. 401(K) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS


1. DESCRIPTION OF THE PLAN

   The following description of the Fred Meyer, Inc. 401(k) Savings Plan (the
   Plan) provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

   GENERAL

   The Plan is sponsored by Fred Meyer, Inc., (a wholly-owned subsidiary of The Kroger Co.), a Delaware corporation, and its wholly-owned subsidiaries (collectively, the Company). The Plan is a defined contribution plan covering all employees of the Company. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). All employees who are 21 years of age and older and have completed one year of service are eligible to participate in the Plan, unless their employment is subject to a collective bargaining agreement, are non-resident aliens or leased employees.

   On April 1, 1999, the following plans were merged into the Fred Meyer, Inc. 401(k) Savings Plan:

        o  Fred Meyer Profit Sharing Plan
        o  Ralphs Grocery Company Savings Plan Plus - Primary
        o  Ralphs Grocery Company Savings Plan Plus - Basic
        o  Hughes Markets, Inc. Employee's Profit Sharing Plan
        o  Keith Uddenberg, Inc. 401(k) Profit Sharing Plan and Trust
        o  Quality Food Centers Defined Contribution Plan
        o  Quality Food Centers 401(k) Retirement Plan

   On July 1, 1999, the Smith's Food & Drug Centers, Inc. 401(k) Savings Plan was merged into the Fred Meyer, Inc. 401(k) Savings Plan.

   On August 15, 2000, the Ralphs Grocery Company Savings Plan Plus - ESOP transferred its non-stock assets and loans into the Plan.

   PLAN MERGER

   On December 29, 2000, the assets of the Plan were transferred to The Kroger Co. Savings Plan as a result of the merger of the Plan into The Kroger Co. Savings Plan. Participant account balances were mapped by investment strategy into mutual funds managed by Merrill Lynch, the new Plan's trustee and recordkeeper.

   CONTRIBUTIONS

   Each year participants may contribute up to 18% of pretax annual compensation, as defined by the Plan. Participants direct the investment of their contributions into various investment options offered by the Plan. The Plan currently offers ten mutual funds and a direct investment into Kroger Co. stock to all eligible participants.

   The Company contributes 100% of the first 3% of salary deferrals plus 50% of the next 2% of deferrals. The matching contributions are invested as the participants have designated for their salary contributions.

FRED MEYER, INC. 401(K) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS, CONTINUED


1. DESCRIPTION OF THE PLAN (CONTINUED)

   CONTRIBUTIONS (CONTINUED)

   Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans, subject to the approval by the Administrative Committee. Participants direct the investment of their contributions into various investment options offered by the Plan. Contributions are subject to certain limitations.

   PARTICIPANT ACCOUNTS

   Each participant's account is credited with the participant's contribution and allocations of (a) the Company's matching contribution and (b) Plan earnings and losses. Allocations are based on participant earnings/losses or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

   VESTING

   Participants are vested immediately in their contributions plus actual earning thereon, rollover contributions and earnings thereon, predecessor plan contributions and earnings thereon, and company matching contributions and earnings thereon.

   PARTICIPANT LOANS

   Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their vested account balance. The loans are secured by the balance in the participant's account and bear interest at rates that range from 8% to 10%, which are commensurate with local prevailing interest rates for similar borrowing as determined monthly by the Plan Committee. Principal and interest is paid ratably through weekly payroll deductions.

   INVESTMENT OPTIONS

   The Plan's investment options are comprised of The Kroger Co. common stock and ten T. Rowe Price mutual and trust funds - Blue Chip Growth Fund, Equity Income Fund, Blended Summit Cash Reserve Fund, Balanced Fund, Small Cap Stock Fund, Mid Cap Growth Fund, Bond Indexed Trust, International Stock Fund, Equity Index Trust and Summit Cash Reserves Fund. The investment strategies of these funds are as follows:

   Blue Chip Growth Fund (BCG) - The fund's investment objective is to provide long-term capital growth. Income is a secondary objective.

   Equity Income Fund (EIF) - The fund's investment objective is to provide substantial dividend income as well as long-term capital appreciation through investments in common stocks of established companies.

   Blended Summit Cash Reserve Fund (BSCR) - The fund's investment objective is the preservation of capital and liquidity and, consistent with these, the highest possible current income.

FRED MEYER, INC. 401(K) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS, CONTINUED


1. DESCRIPTION OF THE PLAN (CONTINUED)

   INVESTMENT OPTIONS (CONTINUED)

   Balanced Fund (BAL) - The fund's investment objective is to provide capital appreciation, current income and preservation of capital through a portfolio of stocks and fixed income securities.

   Small Cap Stock Fund (SCS) - The fund's investment objective is to provide long-term capital growth by investing primarily in stocks of small companies.

   Mid Cap Growth Fund (MCG) - The fund's investment objective is to provide long-term capital appreciation by investing in mid cap stocks offering the potential for above average earnings growth.

   Bond Indexed Trust (BIT) - The investment objective of the trust is to track returns associated with government bonds.

   International Stock Fund (ISF) - The fund's investment objective is long-term growth of capital through investments primarily in common stocks of established, non-U.S. companies.

   Equity Index Trust (EIT) - The fund's investment objective is to match the performance of the Standard & Poor's 500 Stock Index (S&P 500). The S&P 500 is made up of primarily large capitalization companies that represent a broad spectrum of the U.S. economy and about 70% of the U.S. stock market's total capitalization.

   Summit Cash Reserves Fund (SCR) - The fund seeks to provide preservation of capital, liquidity and, consistent with these, the highest possible current income.

   PAYMENT OF BENEFITS

   On termination of service due to death, disability, or retirement, a participant may elect to receive either a lump-sum amount equal to the value of the participant's vested interest in his or her account, annual installments up to a maximum of 20 years, or the participant's life expectancy. For termination of service for other reasons, a participant may receive the value of the vested interest in his or her account as a lump-sum distribution. Hardship and financial need withdrawals are provided to the extent of the participant's need, grossed up for taxes and penalties, and matching contributions are not available for hardship withdrawal.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   BASIS OF ACCOUNTING

   The financial statements of the Plan were prepared using the modified cash basis of accounting, which is the equivalent of the accrual basis except that certain income receivable, contribution receivable and other accruals balances are not recorded. This practice is not in accordance with accounting principles generally accepted in the United States of America, but is permitted under ERISA.

FRED MEYER, INC. 401(K) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS, CONTINUED


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   USE OF ESTIMATES

   The preparation of financial statements in conformity with the modified cash basis of accounting requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

   INVESTMENT VALUATION AND INCOME RECOGNITION

   The Plan's investments are stated at fair value. Quoted market prices are used to value investments. Shares of mutual funds are valued at the net asset value of shares held by the Plan at year end. Purchases and sales of securities are recorded on a trade-date basis. Interest income and dividend income are recorded on the date received by the Plan.

   PAYMENT OF BENEFITS

   Benefits are recorded when paid.

   FEES AND EXPENSES

   The Plan provides that the Company will pay the administrative costs and expense of the Plan including the trustee and management fees. Such costs not paid by the Company are paid from the Plan assets.

3. INVESTMENTS

   The Plan's assets held for investment purposes at December 31, 2000 and March 31, 2000 are presented in the following table:


                                                                           DECEMBER 31,     MARCH 31,
                                                                              2000             2000
                                                                           -----------     ------------
       The Kroger Co. common stock; 844,082 shares                            $ --         $ 14,824,188
       T. Rowe Price Blue Chip Growth Fund; 5,959,918 shares                    --          230,231,620 *
       T. Rowe Price Equity Income Fund; 603,096 shares                         --           14,015,951
       T. Rowe Price Blended Summit Cash Reserve Fund; 40,558,003 shares        --           40,558,003 *
       T. Rowe Price Balanced Fund; 8,650,574 shares                            --          173,270,995 *
       T. Rowe Price Small Cap Stock Fund; 247,624 shares                       --            6,173,256
       T. Rowe Price Mid Cap Growth Fund; 417,984 shares                        --           18,445,619
       T. Rowe Price Bond Indexed Trust; 1,061,211 shares                       --           16,512,439
       T. Rowe Price International Stock Fund; 567,072 shares                   --           10,842,426
       T. Rowe Price Equity Index Trust; 717,056 shares                         --           28,259,175
       Participant loans                                                        --           12,633,431
                                                                              ----         ------------
           Total assets held for investment purposes                          $ --         $565,767,103
                                                                              ====         ============


       * Represents 5% or more of net assets available for benefits.

FRED MEYER, INC. 401(K) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS, CONTINUED


3. INVESTMENTS (CONTINUED)

   During the period from April 1, 2000 through December 31, 2000 and the year ended March 31, 2000, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value by ($37,164,441) and $53,722,859, respectively, as follows:

                                        DECEMBER 31,       MARCH 31,
                                           2000              2000
                                       ------------      -----------
     Common stock                      $  7,690,908      $ 1,047,276
     Mutual funds                       (44,855,349)      52,675,583
                                       ------------      -----------
                                       $(37,164,441)     $53,722,859
                                       ============      ===========

4. RELATED PARTY TRANSACTIONS

   Certain Plan investments are shares of mutual funds managed by T. Rowe Price.
   T. Rowe Price is the trustee and recordkeeper as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. Fees paid by the Plan for the investment management and recordkeeping services amounted to $190,839 and $98,917 for the period from April 1, 2000 through December 31, 2000 and the year ended March 31, 2000, respectively.

5. TAX STATUS

   A tax determination letter request from the Internal Revenue Services had been completed by the Plan's administrator and tax counsel. The Plan administrator and the Plan's tax counsel believe the Plan was designed and was operated in compliance with the applicable requirements of the Internal Revenue Code.

                                   SIGNATURES
                                   ----------

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   THE KROGER CO.


Dated:       June 28, 2001         By (*Joseph A. Pichler)
                                        Joseph A. Pichler, Chairman
                                        of the Board of Directors and
                                        Chief Executive Officer


Dated:       June 28, 2001         By (*J. Michael Schlotman)
                                        J. Michael Schlotman
                                        Group Vice President and
                                        Chief Financial Officer


Dated:       June 28, 2001         By (*M. Elizabeth Van Oflen)
                                        M. Elizabeth Van Oflen
                                        Vice President & Corporate Controller
                                        and Principal Accounting Officer


Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Company and in the capacities indicated on the 28th day of June, 2001.


(*Reuben V. Anderson)                            Director
Reuben V. Anderson

                                                 Director
-------------------------
Robert D. Beyer

(*John L. Clendenin)                             Director
John L. Clendenin

(*David B. Dillon)                               President, Chief Operating
David B. Dillon                                  Officer, and Director

(*Carlton J. Jenkins)                            Director
Carlton J. Jenkins

(*Bruce Karatz)                                  Director
Bruce Karatz

(*John T. LaMacchia)                            Director
John T. LaMacchia

(*Edward M. Liddy)                              Director
Edward M. Liddy

(*Clyde R. Moore)                               Director
Clyde R. Moore

(*T. Ballard Morton, Jr.)                       Director
T. Ballard Morton, Jr.

                                                Director
-------------------------
Thomas H. O'Leary

(*Katherine D. Ortega)                          Director
Katheriine D. Ortega

(*Joseph A. Pichler)                            Chairman of the Board of
Joseph A. Pichler                               Directors, Chief Executive
                                                Officer, and Director

(*Steven R. Rogel)                              Director
Steven R. Rogel

                                                Director
-------------------------
Martha Romayne Seger

(*Bobby S. Shackouls)                           Director
Bobby S. Shackouls

(*James D. Woods)                               Director
James D.  Woods



*By:    (Bruce M. Gack)
        Bruce M. Gack
        Attorney-in-fact